Exhibit 99.1

Press Release Dated December 1, 2014

NEWS RELEASE

December 1, 2014

Farmers Capital Bank Corporation Redeems a Portion of its Outstanding Preferred Stock

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) today announced that it completed the redemption of 10,000 shares, or one-half of its Series A preferred stock on a pro-rata basis. The redemption amount was equal to the stated liquidation value of $1,000 per share or $10.0 million in the aggregate, plus accrued dividends of $40 thousand.

The Company originally issued 30,000 shares of its Series A preferred stock in 2009. The current action is the second partial redemption of the original shares issued. No additional debt or equity was issued in connection with the first redemption of 10,000 shares during May 2014. Likewise, there was none issued in connection with the current redemption. Following the redemption, the Company now has 10,000 Series A preferred shares outstanding.

“Redeeming another significant portion of our outstanding preferred stock is an important milestone for the Company,” said Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “The redemption demonstrates further progress we’ve made to solidify the Company’s overall financial condition. Our goal is to redeem the remaining outstanding shares as soon as possible, pending future financial performance and regulatory approval.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.